Dated: [    ], 2021

iM DBi Cayman Managed Futures Subsidiary

Dynamic Beta investments, LLC

FORM OF

INVESTMENT MANAGEMENT AGREEMENT

CONTENTS

1	Definitions and interpretation	2

2	Appointment of Investment Manager	4

3	Non-exclusivity, permissible dealings, cross interests and conflicts of interest	4

4	Investment Manager’s obligations	6

5	Investment Manager’s powers and authorities	9

6	Acknowledgement by Investment Manager	11

7	Acknowledgements by Company	11

8	Investment Manager’s fees and expenses	11

9	Reports and access	12

10	Mutual obligations	13

11	Investment Manager’s representations and warranties	13

12	Company’s representations and warranties	14

13	Use of Investment Manager’s name	15

14	Releases and indemnity	16

15	Confidentiality	17

16	Termination	19

17	Notices	21

18	Miscellaneous	22

This investment management agreement is made on this [    ] day of [    ] 2021.

PARTIES

1

iM DBi Cayman Managed Futures Subsidiary, an exempted company limited by shares incorporated under the laws of the Cayman Islands, whose registered office is situated at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-1104, Cayman Islands (Company); and

2

Dynamic Beta investments, LLC a limited liability company formed under the laws of the State of Delaware whose registered office is situated at The Corporation Trust Company, Corporation Trust Centre, 1209 Orange St, Wilmington, Delaware, United States of America (Investment Manager).

RECITALS

A

The Company is an exempted company limited by shares under the laws of the Cayman Islands which has been formed as a subsidiary for iM DBi Managed Futures Strategy ETF (Fund). The Fund is a series of Litman Gregory Funds Trust (Trust), a Delaware statutory trust and an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (Investment Company Act).

B

The Company wishes to appoint the Investment Manager to manage and invest the Portfolio (as defined below) in accordance with the investment policies and objectives in the Offering Memorandum (as defined below), and the Investment Manager has agreed to accept that appointment, on the terms of this agreement.

C	The Company is wholly owned and controlled by the Fund.

D

The Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, is registered as a commodity trading adviser and a commodity pool operator with the National Futures Association under the Commodity Exchange Act, as amended, serves as investment sub-adviser to the Fund and is engaged in the business of supplying investment advisory services.

Operative provisions

1	Definitions and interpretation

Definitions

1.1	In this agreement, the following definitions apply:

Affiliate means an affiliated company or an affiliated person, as defined in the Investment Company Act.

Articles means the Company’s memorandum and articles of association.

Authorised Officer means any person nominated by the Company as authorised to instruct the Investment Manager.

Custodian means the person(s) appointed as custodian(s) of the Company’s assets in accordance with the requirements of the Investment Company Act and the SEC regulations thereunder. The term Custodian includes any sub-custodian duly appointed by the Custodian.

Gross Negligence, in relation to a person, means a standard of conduct beyond negligence whereby that person acts with reckless disregard for the consequences of his or her action or inaction.

Offering Memorandum means the offering memorandum issued by the Fund, as supplemented or amended from time to time.

Portfolio, at a particular time, means all of the Company’s assets and investments, including its uninvested cash, under the management of the Investment Manager at that time.

Prime Broker means Societe Generale or the other person, if any, appointed by the Company in place of or in addition to that person as its prime broker(s).

Share means a share in the capital of the Company of US $1.00 par value issued or to be issued by the Company.

Related Person, in relation to a person, means (to greatest extent applicable) each of the following:

(a)	an Affiliate of that person;

(b)	a director, officer, member or employee of that person;

(c)	a director, officer, member or employee of an Affiliate referred to in paragraph (a).

1.2

Unless the context otherwise requires, capitalised terms not defined in the preceding clause have the meanings given to them in the Offering Memorandum or the Articles. However, an amendment of a defined term in the Offering Memorandum or the Articles does not take effect for the purpose of this agreement unless it is agreed in writing by both parties by way of endorsement on this agreement or otherwise. If there is a conflict between terms defined in the Articles and the Offering Memorandum, the definition in the Articles prevails.

Interpretation

1.3	In the interpretation of this agreement, the following provisions apply unless the context otherwise requires:

(a)	Headings are inserted for convenience only and do not affect the interpretation of this agreement.

(b)	A reference to a clause, part, schedule or attachment is a reference to a clause, part, schedule or attachment of or to this agreement.

(c)	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.

(d)	Subject to clause 1.2, a reference in this agreement to any other agreement or document is to that agreement or document as amended, novated, supplemented, restated or replaced.

(e)	A reference to this agreement is to this agreement as amended, novated, supplemented or replaced.

(f)	A word that denotes the singular also denotes the plural, a word that denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(g)

An expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency, in each case whether or not having a separate legal personality.

(h)

Any phrase followed by the expression “include”, “including” or “in particular” (or any similar expression) is not to be given a restricted meaning because that expression is followed by words indicating a particular class of acts, matters or things.

(i)	Unless otherwise indicated, a reference to any law, legislation or legislative provision is a reference to a law, legislation or legislative provision of the Cayman Islands and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that legislation or legislative provision.

(j)	A reference to $ means US dollars and all amounts payable under this agreement are payable in US dollars.

(k)	A reference in this agreement to a business day means a day other than a Saturday or Sunday on which banks are open for business generally in the Cayman Islands.

(l)

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and the interpretation thereof, if any, by the U.S. Courts or by the SEC or its staff. To the extent that there is any inconsistency between the provisions of this Agreement and the provisions of the Investment Company Act, the parties agree that the provisions of the Investment Company Act shall prevail.

2	Appointment of Investment Manager

Appointment

2.1	The Company appoints the Investment Manager to manage the investment of the Portfolio, and the Investment Manager accepts that appointment, on the terms of this agreement.

Term of appointment

2.2	The appointment under the preceding clause commences from the date of this agreement and continues in force until terminated under clause 16.

3	Non-exclusivity, permissible dealings, cross interests and conflicts of interest

Non-exclusivity of Investment Manager’s services

3.1	The provision of the Investment Manager’s services is not exclusive to the Company.

3.2

The Investment Manager or any Related Person of the Investment Manager may act (or continue to act) as investment manager, manager, investment advisor or distributor or in any other capacity whatever for any other person, including another investment fund with similar objectives to those of the Company.

3.3	The Company acknowledges that neither the Investment Manager nor any Related Person of the Investment Manager:

(a)	has a duty to disclose to the Company the confidential information of another investment fund obtained by any of them as a result of so acting; or

(b)	is liable to account for any profit or benefit derived by any of them from another investment fund as a result of so acting.

Officers etc of Investment Manager and its Affiliates may engage in other activities

3.4

The Investment Manager’s directors, officers and members, and those of any of its Affiliates may engage in other businesses and may render services to other persons, including other investment funds, while simultaneously acting in those capacities (or while simultaneously acting as directors, officers or members of the Company). In so acting, no such person will be taken to have a personal interest that conflicts with the interests of a party to this agreement.

Permissible dealings by Investment Manager and its Related Persons

3.5	The Investment Manager or any Related Person of the Investment Manager may do any one or more of the following without reference to the Company:

(a)	It may acquire, hold or dispose of any investments on its own account:

(i)	even though the same or similar investments may be held by, or for the account of, or otherwise connected with, the Company; and

(ii)	even though a particular investment is:

(A)	acquired at a price lower than that paid by or on behalf of the Company in respect of the acquisition of an investment in a company of the same class; or

(B)	disposed of at a price higher than that received by or on behalf of the Company by virtue of a transaction made by the Company at or about the same time as that in which it was concerned.

However, the acquisition or disposal must be made on normal commercial terms negotiated on an arm’s length basis.

(b)	It may:

(i)	enter into any financial, banking, currency, advisory or other transaction with:

(A)	the Company; or

(B)	a company or body whose securities are held by, or for the account of, or otherwise connected with, the Company; or

(ii)	be interested in any such transaction.

However, the transaction must be made on normal commercial terms, negotiated on an arm’s length basis and be in the best commercial interests of the holders of the Shares. (For the purpose of this paragraph, a Related Person of the Investment Manager includes a person:

(iii)	over whom, or over the assets of whom, the Investment Manager or an Affiliate of the Investment Manager has discretionary management powers; or

(iv)	who commonly acts in accordance with advice given to it by the Investment Manager or an Affiliate of the Investment Manager.)

3.6

The Company acknowledges that neither the Investment Manager nor any Related Person of the Investment Manager is liable to account for any profit or benefit derived by any of them as a result of a permitted dealing of the type referred to in the preceding clause.

Treatment of investment opportunities

3.7

The Investment Manager or any Related Person of the Investment Manager may invest in, directly or indirectly, or manage or advise other investment funds or accounts that invest in assets of a similar kind that the Company may also invest in. Neither the Investment Manager nor any Related Person of the Investment Manager is obliged to offer to the Company or to account to the Company (or share with the Company or inform the Company of):

(a)	investment opportunities of which any of them becomes aware in respect of any such transaction; or

(b)	any benefit received by any of them from any such transaction.

But the Investment Manager will allocate those investment opportunities, or procure them to be allocated, on an equitable basis between the Company and other clients.

4	Investment Manager’s obligations

Investment	Manager to manage Portfolio

4.1	The Investment Manager agrees to manage the Portfolio in furtherance of the investment objective:

(a)	described in the Offering Memorandum and Articles of Association; or

(b)	otherwise stipulated by the Company’s directors.

It undertakes to so manage the Portfolio in pursuing that objective on a discretionary basis subject only to the approach and the investment restrictions specified in the Offering Memorandum or as otherwise stipulated by the directors.

4.2

The Investment Manager shall supervise investments of the Company in accordance with the investment objectives, policies and restrictions as set forth in the Company’s, the Fund’s and the Trust’s governing documents, including, without limitation:

(a)	the Trust’s Declaration of Trust and By-Laws, each as amended from time to time;

(b)	the Fund’s prospectus and statement of additional information, each as supplemented or amended to date;

(c)	the Trust’s policies on affiliated transactions and custody; and

(d)

such other limitations, policies and procedures as the Board of Trustees of the Trust (Trust Board) may impose from time to time and provide in writing to the Investment Manager (collectively, Investment Policies).

4.3

In providing such services to the Company, the Investment Manager shall at all times, as applicable, adhere to the provisions and restrictions contained in the federal securities laws, state securities laws, the Internal Revenue Code of 1986, the Uniform Commercial Code and other applicable law.

4.4

Subject to the preceding clauses, the Investment Manager has complete discretion to undertake the following activities for the account of, and as agent for, the Company (but without prior reference to the Company):

(a)	to buy, sell (including short sales), retain, convert, execute, exchange or otherwise deal in investments;

(b)	to borrow securities and make deposits of any investments;

(c)	to subscribe for issues, and offerings for sale, of any investments and to accept placements, underwritings and sub-underwritings of any investments;

(d)

to effect transactions, whether or not on any recognised market or exchange and whether or not frequently traded (including derivatives transactions, repurchase and reverse repurchase transactions, and securities lending transactions);

(e)	to negotiate, settle and sign on behalf of the Company any account opening and other related trading documentation; and

(f)	otherwise, to act as the Investment Manager considers appropriate in relation to the management and investment of the Portfolio.

Brokerage

4.5

The Investment Manager shall be responsible for decisions to buy and sell investments for the Company, for broker selection, and for negotiation of brokerage commission rates, provided that the Investment Manager shall not direct orders to an affiliated person of the Investment Manager without prior authorization to use such affiliated broker from the Trust Board. The Investment Manager’s primary consideration in effecting a transaction will be execution at the most favorable price. In selecting a broker to execute each particular transaction, the Investment Manager will primarily consider execution at the most favorable price under the circumstances and may also consider, among other factors, the best net price available; the reliability, integrity and financial condition of the broker; the size of and difficulty in executing the order; and the value of the expected contribution of the broker to the investment performance of the Company on a continuing basis. The price to the Company in any transaction may be less favorable than that available from another broker if the difference is reasonably justified by other aspects of the portfolio execution services offered.

4.6

Subject to such policies as the Trust Board may determine and consistent with Section 28(e) of the Securities and Exchange Act of 1934, the Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Company to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Investment Manager an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Company. Subject to the same policies and legal provisions, the Investment Manager is further authorized to allocate the orders placed by it on behalf of the Company to such brokers or dealers who also provide research or other products and services eligible under Section 28(e) to the Investment Manager or any of its affiliates. Such allocation shall be in such amounts and proportions as the Investment Manager shall determine, and the Investment Manager shall report on such allocations regularly to the Company and the Trust indicating the brokers to whom such allocations have been made and the basis therefor.

4.7

On occasions when the Investment Manager deems the purchase or sale of an investment to be in the best interest of the Company as well as of other clients, the Investment Manager, to the extent permitted by applicable laws and regulations, may aggregate the investments to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other clients.

Investment Manager to make any required disclosures

4.8

If the Company is required by applicable legislation to make any disclosures with respect to its interest in any investments that the Investment Manager acquires or disposes of for the account of the Company, the Investment Manager, as the agent of the Company, must:

(a)	make the appropriate disclosures to the extent permitted by applicable law; or

(b)	if not so permitted, notify the Company’s directors as soon as possible of the disclosure obligation and the transaction that gave rise to that obligation.

Investment Manager to comply with directors’ lawful instructions

4.9

In performing its duties under this agreement, the Investment Manager must comply with all instructions of the Company’s directors in connection with those duties, to the extent that those instructions are not inconsistent with applicable law or regulations or the terms of this agreement.

4.10

Instructions of the Company’s directors may be given by letter or fax, in either case, signed by an Authorised Officer or by email transmitted by an Authorised Officer or by telephone. However, any telephone instructions must be confirmed in writing as soon as practicable by an Authorised Officer. Irrespective of the means by which those instructions are received, the Investment Manager is not required to acknowledge receipt of them.

Investment Manager subject to supervision by the Trust Board

4.11	The Investment Manager shall:

(a)	manage and oversee the investments of the Company, subject to the ultimate supervision and direction of the Trust Board;

(b)

maintain the books and records required to be maintained by the Company except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Company;

(c)

furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Company’s assets that the Fund’s administrator or distributor or the officers of the Trust may reasonably request; and

(d)	furnish such reports with respect to the Company’s investment activities as the Trust Board may reasonably request.

5	Investment Manager’s powers and authorities

Investment Manager may borrow from Prime Broker and Custodian

5.1

The Investment Manager may borrow money for the account, and on behalf, of the Company from the Prime Broker and Custodian under arrangements established from time to time by the Company or by the Investment Manager on behalf of the Company with the Prime Broker and Custodian, subject to the requirements of the Investment Company Act and Section 5.2.

Investment Manager shall not borrow from the Company

5.2

The Investment Manager agrees that neither it nor any of its officers or employees shall borrow from the Company or pledge or use the Company’s assets in connection with any borrowing not directly for the Company’s benefit. For this purpose, failure to pay any amount due and payable to the Company for a period of more than thirty (30) days shall constitute a borrowing. Any borrowing on behalf of the Company must be approved in advance by the Trust Board and made in accordance with the requirements of the Investment Company Act and the Investment Policies.

Investment Manager may instruct other service providers in relation to its duties

5.3

The Investment Manager may, on behalf of the Company, give to the Prime Broker and Custodian or to the Company’s administrator, brokers, dealers or counterparties such instructions as the Investment Manager considers necessary or desirable for the proper performance of its duties under this agreement. Upon reasonable request, the Company agrees to confirm the instructions to any of those parties.

Investment Manager may delegate certain functions, powers, and duties

5.4

The Investment Manager may delegate to any person some or all of its functions, powers, and duties under this agreement (other than those connected with the management of the Portfolio or the exercise of its discretions in relation to the Company’s investments).

5.5	For the purpose of any delegation under the preceding clause, the Investment Manager may provide information about the Company and the Portfolio to that person.

5.6	In relation to any delegation, the Investment Manager:

(a)	remains liable for the acts or omissions of the delegate; and

(b)	is responsible for the costs associated with that delegation, including any of the delegate’s fees and expenses.

Investment Manager may engage agents in relation to its duties

5.7	The Investment Manager may also engage agents, including, but not limited to, lawyers and auditors, to advise it in relation to the performance of any of its services under this agreement.

5.8	In relation to any such engagement, the Investment Manager:

(a)	is not liable for the acts or omissions of the agent;

(b)	is not responsible for the agent’s fees and expenses but only if both of the following conditions are satisfied:

(i)	the request for advice was necessary or desirable; and

(ii)	the agent’s prior estimate of its fees and expenses was approved by the Company’s directors.

Investment Manager’s voting powers

5.9

Unless otherwise instructed by the Company’s directors or the Trust Board, the Investment Manager may, in its absolute discretion, exercise, or refrain from exercising, the voting or other rights attaching to the investments comprised in the Portfolio.

6	Acknowledgement by Investment Manager

The Investment Manager acknowledges that the Company may:

(a)	add to the Portfolio cash subscribed on the issue of Shares; and

(b)	withdraw from the Portfolio cash or other assets to enable the Company to meet redemptions of Shares and other expenditures.

7	Investment Manager may aggregate transactions

The Company acknowledges that:

(a)	the Investment Manager may aggregate investment transactions for the Company with those of other customers; and

(b)	on some occasions aggregation may operate to the advantage of the Company and on other occasions to its disadvantage.

8	Investment Manager’s fees and expenses

No fees

8.1	The Investment Manager is not entitled to payment by the Company of any performance, management or other fees for the provision of its services under this agreement.

Expenses

8.2

With respect to the operation of the Company, the Investment Manager shall be responsible for (i) the Company’s organizational expenses, (ii) providing the personnel, office space and equipment reasonably necessary for the operation of the Company, and (iii) any costs of liquidating or reorganizing the Company.

8.3

The Company is responsible for and shall assume the obligation for payment of all of its expenses, other than as stated in clause 8.2 above, including but not limited to: fees and expenses incurred in connection with the issuance and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Company, including all fees and expenses of its custodian and accounting services agent; interest charges on any borrowings; costs and expenses, if any, of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act and Commodity Exchange Act; taxes, if any; insurance premiums on property or personnel of the Company which inure to its benefit, including liability and fidelity bond insurance; legal, auditing and accounting fees; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Company, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed

8.4	The Investment Manager may voluntarily or contractually absorb certain expenses of the Company.

8.5

To the extent the Investment Manager incurs any costs by assuming expenses which are an obligation of the Company as set forth herein, the Company shall promptly reimburse the Investment Manager for such costs and expenses, except to the extent the Investment Manager has otherwise agreed to bear such expenses. To the extent the services for which the Company is obligated to pay are performed by the Investment Manager, the Investment Manager shall be entitled to recover from the Company to the extent of the Investment Manager’s actual costs for providing such services. In determining the Investment Manager’s actual costs, the Investment Manager may take into account an allocated portion of the salaries and overhead of personnel performing the services

9	Reports and access

Company’s further obligations

9.1	The Company must supply, or cause to be supplied, to the Investment Manager:

(a)	a copy of the Articles and the Offering Memorandum and any amendments to them from time to time as soon as practicable from the time of their adoption; and

(b)

all other information the Investment Manager reasonably requires to enable it to perform its services under this agreement, including, but not limited to, the Trust’s Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust relevant to the Investment Manger’s services to the Company.

9.2

The Company agrees to provide to the Investment Manager promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by the Investment Manager hereunder, the Company agrees to provide the amendment to the Investment Manager prior to its adoption by the Trust Board.

Company’s further obligations

9.3

The Investment Manager agrees to supply such information regarding the Company to the Fund’s administrator and to permit such compliance inspections by the Fund’s administrator and the Trust’s Chief Compliance Officer as shall be reasonably necessary to permit the administrator and Chief Compliance Officer, or any regulatory authority having jurisdiction over the Company, the Trust or the Fund, to satisfy their respective obligations or the obligations of the Trust or the Fund and respond to the reasonable requests of the Trust Board.

10	Mutual obligations

Each party must refrain from doing any act, matter or thing that would or may in any manner prejudice or bring into disrepute the business or reputation of the other party or any of its directors or partners.

11	Investment Manager’s representations and warranties

Representations and warranties

11.1	The Investment Manager represents and warrants to the Company as follows:

(a)	that it is duly organised, validly existing and in good standing under the laws of its place of organisation;

(b)	that the execution of this agreement and the performance of its obligations under it, including effecting the transactions contemplated by it:

(i)	are within its powers;

(ii)	have been authorised by all requisite action on its behalf;

(iii)	do not contravene its constituent documents or any applicable law, public rule or regulation; and

(iv)	do not require any consent, licence, approval or authorisation of any governmental or regulatory authority or agency of any applicable jurisdiction other than as specified in this agreement;

(c)

that this agreement is binding on it and is enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(d)

that it is not necessary to file or record this agreement or any document relating to it with any governmental or regulatory authority or agency or court in any applicable jurisdiction to ensure its validity and enforceability;

(e)

that it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution of this agreement and the performance of its obligations under it.

Indemnity

11.2

The Investment Manager indemnifies the Company against all liabilities, losses, damages, claims, costs and expenses of whatever description that the Company may suffer or incur as a consequence of any matter or thing being found to be in breach of any of the representations and warranties in the preceding clause.

11.3

The Investment Manager shall be liable to the Company for any loss (including brokerage charges) incurred by the Company as a result of any improper investment made by the Investment Manager in contradiction of the Investment Policies.

12	Company’s representations and warranties

Representations and warranties

12.1	The Company represents and warrants to the Investment Manager as follows:

(a)	that it is duly organised, validly existing and in good standing under the laws of its place of organisation;

(b)	that the execution of this agreement and the performance of its obligations under it, including effecting the transactions contemplated by it:

(i)	are within its powers;

(ii)	have been authorised by all requisite action on its behalf;

(iii)	do not contravene its constituent documents or any applicable law, public rule or regulation; and

(iv)	do not require any consent, licence, approval or authorisation of any governmental or regulatory authority or agency of any applicable jurisdiction other than as specified in this agreement;

(c)

that this agreement is binding on it and is enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity;

(d)

that it is not necessary to file or record this agreement or any document relating to it with any governmental or regulatory authority or agency or court in any applicable jurisdiction to ensure its validity and enforceability;

(e)

that it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject in connection with the execution of this agreement and the performance of its obligations under it; and

(f)	that all of the assets comprising the Portfolio are owned by the Company free of any encumbrance and that no other person has, or will have, an interest in any of those assets except:

(i)	as provided in this agreement or in the agreement appointing the Prime Broker and Custodian (a copy of which has been provided to the Investment Manager); or

(ii)	as notified to the Investment Manager by the Company’s directors from time to time.

Indemnity

12.2

The Company indemnifies the Investment Manager against all liabilities, losses, damages, claims, costs and expenses of whatever description that the Investment Manager may suffer or incur as a consequence of any matter or thing being found to be in breach of any of the representations and warranties in the preceding clause.

13	Use of Investment Manager’s name

13.1	The Company acknowledges that it adopted its name with the permission of the Investment Manager.

(a)

The Investment Manager consents to the non-exclusive use by the Company of the name “iM DBi Cayman Managed Futures Subsidiary”, but only for so long as the Investment Manager serves as the Company’s investment manager.

(b)

The Company indemnifies the Investment Manager and each of its members, officers, employees and agents against all liabilities, losses, damages, claims, costs and expenses of whatever description, including attorneys’ fees and disbursements, which any of them suffer or incur, whether alone or jointly with any other person, arising out of or in connection with:

(i)	the Company’s use or misuse of the name “iM DBi Cayman Managed Futures Subsidiary”; or

(ii)	any breach of or failure to comply with this clause 13.

Investment Manager to approve sales literature etc with its name

13.2

The Company must not distribute or circulate any sales literature or promotional or other material that contains any reference to the Investment Manager without the Investment Manager’s prior approval. To that end, the Company must submit all such material to the Investment Manager in draft form and give the Investment Manager and its counsel sufficient time to review the draft prior to any deadline for printing.

13.3

If for any reason the Investment Manager or any successor to its business ceases to provide services to the Company under this agreement or similar contractual arrangement, the Company must, at its own expense, do the following:

(a)

as promptly as practicable, take all necessary action to change its name so that reference to “iM DBi Cayman Managed Futures Subsidiary” is deleted and to cause the Offering Memorandum to be amended to reflect that change of name so that all references to “iM DBi Cayman Managed Futures Subsidiary” are similarly deleted; and

(b)	within 60 days after the termination of this agreement or such similar contractual arrangement, cease to use in any other manner, including in any sales literature or promotional material:

(i)	the name “ iM DBi Cayman Managed Futures Subsidiary” or any name, mark or logo type derived from it or similar to it; and

(ii)	anything indicating that the Company is managed by or otherwise associated with the Investment Manager.

14	Releases and indemnity

Releases by Company

14.1	Subject to clause 14.4, the Investment Manager is not liable for any act or omission of any of the following:

(a)	subject to clauses 4.5 and 4.6, any person through whom investment transactions are effected for the Company’s account; or

(b)	the Prime Broker, Custodian or any other party having custody or possession of the Company’s assets; or

(c)	any clearance or settlement system.

14.2

Subject to clause 14.4, the Investment Manager is not responsible for any lost opportunity whereby the value of the Portfolio could have been increased, nor for any decline in the value of the Portfolio, in each case, however arising.

14.3

Subject to clauses 11.3 and 14.4, the Investment Manager is not be liable for any loss, damage, liability, cost or expense (of whatever kind) that arises from errors by it of fact or judgment or from any action taken (or omitted to be taken) by it. The Investment Manager gives no warranty as to the performance or profitability of the Portfolio or any part of it.

Saving clause

14.4

Despite the preceding clauses, the Investment Manager remains liable or responsible, as the case may be, to the extent that the act, omission or error, as the case may be, is attributable to its fraud, wilful default or Gross Negligence.

Indemnity by Company

14.5

The Company indemnifies the Investment Manager, its directors, officers and employees and each of them against all liabilities, losses, damages, claims, costs and expenses (of whatever kind) that they or any of them may suffer or incur arising out of, or in connection with, this agreement. But the Company is not so liable to the extent the liability, loss, damage, outgoing cost or expense is due to the Investment Manager’s fraud, wilful default or Gross Negligence or due to breach by the Investment Manager of any of its obligations under this agreement.

14.6	For the purpose of section 4 of the Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands:

(a)	any director, officer or employee of the Investment Manager (whether existing or in the future); or

(b)	any successor of the Investment Manager,

(each, a third party) may in his own right enforce the indemnity by the Company under the preceding clause. However, the parties to this agreement may rescind or vary this agreement (including any variation so as to extinguish or alter a third party’s entitlement to enforce such indemnity) without the consent of any third party.

Indemnity by Investment Manager

14.7

The Investment Manager indemnifies the Company against all liabilities, losses, damages, claims, costs and expenses (of whatever kind) that the Company may suffer or incur arising out of the Investment Manager’s fraud, wilful default or Gross Negligence.

Further saving clause

14.8	Nothing in this agreement excludes or restricts any statutory duty or liability that the Investment Manager or the Company may have under any applicable law.

15	Confidentiality

Definitions

15.1	For the purpose of this clause 15:

Personnel, in relation to a party, means that party’s officers, employees, delegates, agents, professional advisors or subcontractors.

Representative, in relation to a party, means any director, officer, employee, delegate, agent, contractor, financier or professional advisor of that party or an Affiliate of that party.

Protection of disclosures of certain information by Investment Manager

15.2

In making any decision or taking any step in connection with the investment management of the Portfolio, neither the Investment Manager nor any Affiliate of the Investment Manager is obliged to disclose to the Company or to take into consideration either of the following types of information:

(a)	information the disclosure of which by it to the Company would or might be a breach of duty or confidence to any other person; or

(b)

information that came to the notice of an employee, officer or agent of the Investment Manager or of an Affiliate of the Investment Manager, but does not come to the actual notice of the individual making that decision or taking the step.

Confidentiality obligations

15.3	Subject to the next clause, each party must keep confidential the other party’s confidential information which it receives from the other party in connection with this agreement.

Permitted use and disclosure

15.4	Either party may disclose confidential information of the other if any of the following circumstances applies:

(a)	The disclosure is to a person who already knows the information.

(b)

The other party has consented in writing to the disclosure. The consent may be subject to the condition that the person to whom the disclosure is to be made enter into a separate confidentiality document with the provider of the information.

(c)	The disclosure is specifically contemplated and permitted by this agreement.

(d)

The disclosure is required by any law or order of any court or pursuant to any direction, request or requirement (whether or not having the force of law) of any central bank, government, suspicious transaction reporting body or other regulatory or taxation authority (including, but not limited to, the Cayman Islands Monetary Authority and the Cayman Islands Financial Reporting Authority).

(e)

The disclosure is to the party’s Personnel to the extent the Personnel need to know the information in order to perform a function in connection with this agreement. The recipient must ensure that its Personnel comply with the terms of this clause 15.

(f)	The disclosure is to a Representative in order to provide advice in relation to matters arising under or in connection with this agreement.

16	Termination

Definition of Insolvency Event

16.1	For the purpose of this clause 16:

Insolvency Event, in relation to a person, means anything that reasonably indicates that there is a significant risk that that person is or will become unable to pay its debts as they become due. This includes any of the following:

(a)	a meeting of the person’s creditors being called or held;

(b)	the person entering into any type of agreement, composition or arrangement with, or assignment for, the benefit of all or any of its creditors;

(c)	a step being taken to make the person bankrupt;

(d)	an application is presented or an order is made for the sequestration of the person’s estate;

(e)	a step being taken to wind the person up;

(f)

a step being taken to have a receiver, receiver and manager, administrator, liquidator or provisional liquidator appointed, or a similar class of insolvency practitioner, to the person or any of its assets or such an appointment taking place;

(g)	the person ceases or threatens to cease to carry on business;

(h)	the person suffers any distress attachment or execution to be levied on or in respect of any of its assets;

(i)	the person enters into or suffers there to occur any analogous proceedings or events to those specified in any of the preceding paragraphs; and

(j)	analogous proceedings or events to those specified in any of the preceding paragraphs are instituted or occur in relation to the person elsewhere than in the Cayman Islands.

Termination by mutual agreement or notice

16.2

This Agreement may be terminated on 60 days’ written notice at any time without payment or any penalty by the directors, the Trust Board, or the Investment Manager. In the event of a termination, the Investment Manager shall cooperate in the orderly transfer of the Company’s affairs and, at the request of the Trust Board, transfer any and all books and records of the Company maintained by the Investment Manager on behalf of the Company.

Termination for breach or insolvency

16.3	Either party may terminate this agreement immediately by written notice to the other if any of the following occurs:

(a)	The other party commits a material breach of this agreement that is not rectifiable.

(b)	The other party fails to rectify a material breach of this agreement which is rectifiable within 30 days after receiving a written notice specifying the breach and requiring rectification.

(c)	An Insolvency Event happens to, or occurs in relation to, the other party.

Termination for other causes

16.4	The Company may terminate this agreement immediately by written notice to the other if:

(a)	the Investment Manager ceases to be able to fulfil its obligations under this agreement due to a change in the law; or

(b)	the Investment Manager ceases to be permitted to provide its services to the Company under any applicable law.

16.5	This agreement shall terminate automatically in the event of its assignment thereof, as defined in the Investment Company Act, or upon termination of:

(a)	the investment sub-advisory agreement between the Investment Manager and Litman Gregory Fund Advisors, LLC (“Litman Gregory”) with respect to the Fund; or

(b)	the investment advisory agreement between the Trust and Litman Gregory with respect to the Fund.

Consequences of termination

16.6	In addition to any other rights, powers or remedies a party may have under this agreement or at law, if this agreement is terminated under any of the preceding clauses, the following will apply:

(a)	Each party is released from its obligations under this agreement (except those relating to clauses expressly stated to survive the termination of this agreement).

(b)

Each party retains the rights it has accrued under this agreement. Without limitation to the previous sentence, the Investment Manager is entitled to receive all fees and other moneys that have accrued and are due up to the date of that termination.

16.7	Termination is without prejudice to completion of transactions already initiated. Those transactions must be completed by the Investment Manager as soon as practicable.

Clauses that survive termination

16.8	The rights and obligations of the parties under the following clauses remain in full force and effect following termination of this agreement: clauses 1, 11.2, 11.3, 12.2, 14, 15, 18.8 and 18.9.

17	Notices

Method of giving notices

17.1

Any notice or communication required or authorised by this agreement to be given by a party must be in writing in English and sent by any of the methods set out in the first column of the following table to the recipient’s address, fax number or email address that appears below that table. The notice or communication is taken to be given on the date or at the time set out in the second column.

Method for giving notices	When taken to be given

By personal delivery	On the business day following day of delivery

By overnight courier service	On the business day following the date of confirmation of delivery

If the recipient has an address in the Cayman Islands, by posting it by prepaid post to the postal address of that recipient	On the second business day following the date it was posted

If the recipient has an address outside the Cayman Islands, by posting it by prepaid post to the postal address of that recipient	On the fifth business day following the date it was posted

By fax sent to the recipient’s fax number	On business day following the date of an error-free transmission report from the sender’s fax machine

By email sent to the recipient’s email address	On the business day following the day on which the recipient receives the email in readable form providing the sender has requested and received a delivery receipt for it

Company

The Directors

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay

Grand Cayman KY1-9009

Cayman Islands

Email Address: emma.sutherland@ogier.com

Attention: Emma Sutherland

Investment Manager

575 Fifth Avenue

New York 10017

United States of America

Email Address: djd@dynamicbeta.com

Attention: Dave Diamond

Change of address or fax number

17.2

If a party gives the other party three business days’ notice of a change of its address or fax number, any notice or communication is only given by that other party if it is delivered, posted, faxed or emailed to the latest address, fax number or email address.

18	Miscellaneous

No agency, partnership or other relationship

18.1

Except as expressly provided in this agreement, neither party is an agent, representative, trustee, employee, partner or joint venturer of any other party by virtue of this agreement and no party may represent itself as such in any circumstances.

No authority to act

18.2	Except as expressly provided in this agreement, neither party has any power or authority to act for or to assume any obligation or responsibility on behalf of another party.

Counterparts

18.3	This agreement may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

Entire agreement

18.4

This agreement together with the documents referred to in it contain everything the parties have agreed in relation to the subject matter they deal with. No party can rely on an earlier written document or anything said or done by or on behalf of another party before this document and those other documents were executed.

Further assurance

18.5

Each party must at its own expense promptly execute all documents and do, or use reasonable endeavours to cause a third party to do, all acts or things that another party from time to time may reasonably request in order to give full effect to, perfect or complete this agreement and all transactions incidental to it.

Governing law and jurisdiction

18.6	This agreement is governed by the law of the Cayman Islands.

18.7

The parties submit to the exclusive jurisdiction of the courts of the Cayman Islands and the courts of appeal from them to determine any dispute arising out of or in connection with this agreement. The parties agree not to object to the exercise of jurisdiction of those courts on any basis.

Severance

18.8	If any provision of this agreement is held to be illegal, invalid or unenforceable under the laws of any jurisdiction:

(a)	that provision is to be treated as being severed from this agreement in the relevant jurisdiction, but the rest of this agreement will not be affected; and

(b)	the legality, validity and enforceability of the whole of this agreement in any other jurisdiction will not be affected.

18.9	Without derogating from the preceding clause, the parties agree to negotiate in good faith the terms of an alternative provision in the relevant jurisdiction in place of the deleted provision.

Variation

18.10	No variation of this agreement will be of any force or effect unless it is in writing and signed by or on behalf of each party to this agreement.

Waiver

18.11

A waiver of any right, power, or remedy under this agreement must be in writing signed by the party granting it. It may be given subject to any conditions the grantor thinks fit. The fact that a party fails to do, or delays in doing, something the party is entitled to do under this agreement does not amount to a waiver.

18.12

A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

Execution

Executed as a deed on the date that first appears being the date on which it is delivered and takes effect.

Signed for and on behalf of

iM DBi Cayman Managed Futures Subsidiary

Signature

Print name

Title

Signed for and on behalf of

Dynamic Beta investments, LLC

Signature

Print name

Title